SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report     (Date of earliest event reported)
                April 21, 1998     (April 8, 1998)


                           NATURAL HEALTH TRENDS CORP.
             (Exact name of Registrant as specified in its charter)


        Florida                      0-25238                59-2705336
(State or other jurisdiction of  (Commission File         (IRS Employer
incorporation or organization)        Number)          Identification No.)

      2001 West Sample Road, Suite 318, Pompano Beach, Florida    33064
           (Address of principal executive offices)             (Zip Code)


       Registrant's telephone number, including area code: (954) 969-9771


                                       n/a
          (Former name or former address, if changed since last report)




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Item 9.  Sales of Equity Securities Pursuant to Regulation S.

                  Pursuant to the exemption from the registration requirements under Regulation S promulgated under the Securities Act, the Company issued 4,000 shares of Series C Preferred Stock with a stated value of $1,000 per share to two "accredited investors". Each share of Series C Preferred Stock is convertible into shares of Common Stock commencing 41 days after the date of issuance at a conversion price equal to the lower of the closing bid price of the Common Stock on the date of issuance or 75% of the average closing bid price of the Common Stock for the five trading days immediately preceding the date of the notice of conversion. Each share of Series C Preferred Stock shall automatically be converted into Common Stock on the date which is 24 months from the date of issuance. In no event shall the Company be required to issue more than 20% of the number of shares of Common Stock outstanding on the date of issuance unless the stockholders of the Company approve the issuance of additional shares of Common Stock or Nasdaq waives the requirement of stockholder approval. In the event that the Company has issued 20% of the shares outstanding on the date of issuance upon the conversion of the Series C Preferred Stock and the Company has not obtained such waiver from Nasdaq or stockholder approval, then the Company has agreed to redeem any shares of Series C Preferred Stock outstanding at a redemption price equal to 133% of the face amount of the shares of Series C Preferred Stock and any accrued and unpaid dividends. The placement agent for the private placement was BLH, Inc. and Meridian Equities, Inc.

                                                    SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:     April 21, 1998



                                        NATURAL HEALTH TRENDS CORP.
                                             (Registrant)



                                        By:  /s/ Neal R. Heller
                                             Neal R. Heller
                                             President